STEMCELLS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS
AND PROVIDES BUSINESS UPDATE

NEWARK, CA (March 19, 2013) – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2012.

“2012 was an eventful and positive year for StemCells, Inc.,” said Martin McGlynn, President and CEO of StemCells, Inc. “We published a broad array of meaningful preclinical and clinical data demonstrating the therapeutic potential of our proprietary HuCNS-SC® cells to address a wide range of CNS indications, and continue to make progress in all our programs. The year began with the publication of the preclinical data underlying our clinical trial for dry age-related macular degeneration (AMD), and late in the year we published two papers demonstrating the potential applicability of our cells for a range of myelination disorders, including the data from our Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD) showing evidence of new myelination and measurable gains in neurological function. In between those publications, we reported interim six-month data from our spinal cord injury trial showing considerable gains in sensory function in two of three patients, and last month we followed that up by reporting the 12 month data, which showed that the gains had persisted and that one patient had converted from a complete injury to an incomplete injury. Lastly, we also announced exciting preclinical data in two animal models relevant to Alzheimer’s disease.

“Last summer, the California Institute for Regenerative Medicine (CIRM) approved our disease team application for up to $20 million for IND-enabling activities for cervical spinal cord injury. The funding would have been in the form of a loan, but we have elected not to borrow these funds from CIRM. We remain committed to pursuing the development of our human neural stem cells for traumatic spinal cord injury, particularly in light of the encouraging data we recently announced from the first patient cohort, who have now completed the Phase I/II study underway in Switzerland. Separately, we remain in active discussion with CIRM concerning the terms and conditions that might apply for a loan to help fund preclinical and IND-enabling activities for Alzheimer’s disease.”

2012 and Recent Business Highlights

Therapeutic Product Development

•	In January 2012, we published preclinical data demonstrating that our HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. Moreover, the number of cone photoreceptors, which are responsible for central vision, remained constant over an extended period. In humans, degeneration of the cone photoreceptors accounts for the unique pattern of vision loss in dry AMD. The data was featured as the cover article in the peer-reviewed European Journal of Neuroscience.

•	Also in January 2012, the Food and Drug Administration (FDA) authorized the initiation of a Phase I/II clinical trial of our HuCNS-SC cells in dry AMD. AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease. Dry AMD is the most common form of AMD and there are no approved treatments for dry AMD.

•	In February 2012, the fourth and final patient in our Phase I PMD trial completed the twelve-month follow up and evaluations required by the trial protocol, and the trial was completed. The study was conducted at the University of California, San Francisco (UCSF).

•	In April 2012, we presented preliminary evidence of progressive and durable donor-cell derived myelination in all four patients who were transplanted with our HuCNS-SC cells in our Phase I clinical trial for PMD, a rare myelination disorder in children. In addition, clinical assessment revealed small but measureable gains in motor and/or cognitive function in three of the four patients; the fourth patient remained clinically stable. A summary of the trial results was presented at the 2012 European Leukodystrophy Association (ELA) Families/Scientists Meeting in Paris.

•	In May 2012, we presented data from the first interim safety review of our Phase I/II spinal cord injury clinical trial, which indicated that the surgery, immunosuppression and the HuCNS-SC cell transplants were well tolerated. A summary of the data was presented at the Interdependence 2012 Global SCI Conference in Vancouver, Canada.

•	In June 2012, we initiated our Phase I/II clinical trial of our HuCNS-SC cells in dry AMD. The trial is being conducted at the Retina Foundation of the Southwest (RFSW) in Dallas, Texas. We are currently exploring additional research centers as potential clinical trial sites for this study.

•	In July 2012, we presented preclinical data demonstrating that our proprietary human neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease. Importantly, these results did not require reduction in beta amyloid or tau, substances that accumulate in the brains of patients with Alzheimer’s disease and account for the pathological hallmarks of the disease. The data was presented at the Alzheimer’s Association International Conference 2012 in Vancouver, Canada.

•	In July 2012, CIRM approved an award to us for up to $20 million in the form of a forgivable loan under the Disease Team Therapy Development Award program (RFA 10-05) to fund IND-enabling activities for our HuCNS-SC cells for cervical spinal cord injury. However, we have elected not to borrow from CIRM under this program.

•	Also in July 2012, the Japan Patent Office granted us Patent Number 5007003 which broadly covers the prospective isolation and enrichment of neural stem and progenitor cells using antibody selection, as well as the use of these cells to treat disorders of the central nervous system. Some of the more noteworthy claims in this patent include methods for isolating human neural stem cells, as well as compositions of matter comprising enriched neural stem cells, such as our HuCNS-SC cells, and the use of enriched neural stem cells as a medicament for the treatment of neurodegenerative diseases, acute brain injury and dysfunction of the central nervous system. The term of this patent extends into 2020.

•	In September 2012, we presented interim six-month data from the first patient cohort in our Phase I/II clinical trial of our HuCNS-SC cells for chronic spinal cord injury. The first patient cohort all have no sensory or motor function below the level of injury and are considered to have complete spinal cord injuries. The interim data continued to demonstrate a favorable safety profile, and showed considerable gains in sensory function in two of the three patients compared to pre-transplant baselines; the third patient remained stable. The data was presented at the 51st Annual Scientific Meeting of the International Spinal Cord Society in London.

•	Also in September 2012, the first patient with an incomplete spinal cord injury was enrolled and dosed in our Phase I/II clinical trial in chronic spinal cord injury. Patients who retain some sensory function below the level of trauma are considered to have an incomplete injury.

•	Also in September 2012, CIRM approved a second award to us under RFA 10-05 for up to $20 million in the form of a forgivable loan to fund IND-enabling activities for our HuCNS-SC cells for Alzheimer’s disease. We remain in confidential negotiations with CIRM over the terms and conditions of this loan.

•	In October 2012, the first patient in our Phase I/II clinical trial in dry AMD was enrolled and dosed.

•	In October 2012, two papers reporting clinical and preclinical data demonstrating the therapeutic potential of our HuCNS-SC cells for a range of myelination disorders were published in Science Translational Medicine, the peer-reviewed journal of the American Association for the Advancement of Science. The first paper summarized the data from our Phase I trial in PMD, which showed preliminary evidence of progressive and durable donor cell-derived myelination in all four patients transplanted with HuCNS-SC cells. Three of the four patients showed modest gains in neurological function; the fourth patient remained stable. The second paper demonstrated that transplantation of our human neural stem cells in an animal model of severe myelin deficiency resulted in new, functional myelin. Sophisticated analytical techniques were used to confirm that changes measured by magnetic resonance images were in fact derived from new human myelin generated by the transplanted HuCNS-SC cells and these results supported the use of similar techniques to detect and evaluate the degree of myelination in our Phase I PMD trial.

•	Also in October 2012, we were issued U.S. Patent Number 8,283,164 which broadly covers purified populations of human liver cells, including our human liver engrafting cells (hLEC). The hLEC cells were first isolated by our researchers in the late 1990s, and our scientists have repeatedly demonstrated the cells’ engraftment and robust bioactivity in vivo and that they are expandable. While our hLEC cells are purified from donated adult livers not suitable for transplant, the newly issued ‘164 patent claims cells independent of tissue source, and therefore, has potential relevance to those deriving liver cells from induced pluripotent or embryonic stem cell platforms. The term of the ‘164 patent extends into 2022.

•	In February 2013, we announced that the first patient cohort in our Phase I/II clinical trial for chronic spinal cord injury had completed the trial. The data from this first cohort at the 12- month assessment continued to demonstrate a favorable safety profile and showed that the considerable gains in sensory function observed at the six-month assessment in two of the three patients had persisted. The third patient remains stable.

Tools and Technologies Programs

•	In March 2012, we entered into a license agreement under which we granted genOway a worldwide, exclusive license to our Internal Ribosome Entry Site (IRES) technology for use in the development and commercialization of genetically engineered mice. We received an upfront license fee and could receive royalties on product sales.

•	In October 2012, we launched four new SC Proven® human neural stem cell kits for use in neuroscience research. Each kit contains high-purity, multipotent neural stem cells derived from a different area of the human central nervous system, and provides researchers with a reproducible and scalable serum-free platform with which to perform a broad range of assays. With these kits, researchers now have the ability to compare and contrast the biological, functional and neural differentiation properties of human neural stem cells isolated from specific regions of the central nervous system, as well as to screen for the effects of different compounds on such cells.

•	Also in October 2012, we partnered with a UK-based biomedical company to develop and commercialize a range of cell lines and reagents to facilitate induced pluripotent stem (iPS) cell-based research for regenerative medicine applications. The first product under the partnership, an “ultra-primary” human fibroblast cell line from which researchers can generate iPS cell lines, was launched under the SC Proven brand.

Other Business Activities

•	In 2012, we sold an aggregate of 9,647,471 shares of common stock for gross proceeds of approximately $20,452,000. These sales were made under a sales agreement entered into in June 2009 and the shares were offered under our shelf registration statement.

•	In 2012, an aggregate of 2,198,571 Series A Warrants were exercised. Upon exercise, we received gross proceeds of approximately $3,078,000 and issued 2,198,571 shares of common stock. The Series A Warrants have an initial exercise price of $1.40 per share and expire in December 2016.

•	In 2012, an aggregate of 2,700,000 Series B Warrants were exercised. Upon exercise, we received gross proceeds of $3,375,000 and issued 2,700,000 shares of common stock and 2,700,000 Series A Warrants. The remaining 5,300,000 Series B Warrants expired unexercised by their terms on May 2, 2012.

Fourth Quarter and Full-Year Financial Results

For the fourth quarter of 2012, we reported a net loss of $2,759,000, or $(0.07) per share, compared with a net loss of $7,212,000, or $(0.47) per share, for the fourth quarter of 2011. Loss from operations in the fourth quarter of 2012 was $6,793,000, which was 7% lower compared to the fourth quarter of 2011.

Total revenue during the fourth quarter of 2012 was $211,000, compared to $541,000 in the same period of 2011. The decline was primarily due to higher revenue from licensing agreements in 2011. Total operating expenses in the fourth quarter of 2012 were $6,949,000, an 11% decrease compared to the fourth quarter of 2011. In the fourth quarter of 2012, selling, general and administrative expenses totaled $2,111,000, which was 8% lower compared to the same period of 2011, while research and development expenses totaled $4,681,000, or 3% lower than in the fourth quarter of 2011.

Net other income in the fourth quarter of 2012 was $4,034,000, compared to net other income of $101,000 in the fourth quarter of 2011. The change from 2011 to 2012 was primarily due to changes in the estimated fair value of warrant liability.

For the full year 2012, we reported a net loss of $28,491,000, or $(0.99) per share, compared with a net loss of $21,328,000, or $(1.50) per share, for 2011. Loss from operations was $22,545,000, which was 20% lower when compared to $28,076,000 for 2011.

In 2012, revenue from our SC Proven line of media and reagents increased 29% to approximately $856,000. This increase in product sales drove a 12% increase in total revenue, to $1,368,000 in 2012 compared to $1,221,000 in 2011.

Total operating expenses in 2012 were $23,650,000, a 19% decrease compared to 2011. Research and development expenses in 2012 were $15,847,000, a 21% decrease compared to $19,938,000 in 2011. Selling, general and administrative expenses in 2012 were $7,447,000, a 9% decrease compared to $8,202,000 in 2011. The reduction in operating expenses was primarily attributable to the reduction in force effected in May 2011 and decrease in facilities and other operating expenses attributable to the relocation of our corporate headquarters and core research activities in July 2011.

In 2012, net other income was an expense of $5,946,000, while in 2011, net other income was income of $6,748,000. Net other income is primarily driven by changes in the estimated fair value of warrant liability, with increases in the warrant liability shown as an expense and decreases shown as income. The warrant liability increased by $5,945,000 in 2012, while it decreased by $6,612,000 in 2011.

For the full year 2012, cash used in operations totaled $19,869,000, a 10% decrease compared to $22,058,000 in 2011.

At December 31, 2012, cash, cash equivalents and marketable debt securities totaled $24,410,000 on a pro forma basis. This total includes $2,038,000 in aggregate net proceeds received subsequent to the end of the quarter from the sale of shares of common stock and the exercise of Series A Warrants.

Conference Call

StemCells will host a live conference call and webcast on Thursday, March 21, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss our financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of our website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on our website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and has reported positive interim data for the first patient cohort. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease.  StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the Company’s ability to apply for, and possibly secure funding from, the California Institute of Regenerative Medicine; and the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials; uncertainties regarding the potential for the Company to grow its SC Proven business; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541

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StemCells, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2012	2011	2012	2011
Revenue:
Revenue from licensing agreements and grants	$40	$395	$512	$558
Revenue from product sales	171	146	856	663

Total revenue	211	541	1,368	1,221
Cost of product sales	55	47	263	215

Gross profit	156	494	1,105	1,006

Operating expenses:
Research and development	4,681	4,834	15,847	19,938
Selling, general and administrative	2,111	2,290	7,447	8,202
Wind-down expenses	157	28	356	287
Impairment of intangible asset	—	655	—	655

Total operating expenses	6,949	7,807	23,650	29,082

Loss from operations	(6,793)	(7,313)	(22,545)	(28,076)

Other income (expense):
Realized gain on sale of marketable securities	—	—	—	84
Change in fair value of warrant liability	4,030	112	(5,945)	6,612
Interest income (expense), net	(4)	(13)	(35)	(57)
Other income (expense), net	8	2	34	109

Total other income (expense), net	4,034	101	(5,946)	6,748

Net loss	$(2,759)	$(7,212)	$(28,491)	$(21,328)

Basic and diluted net loss per share	$(0.07)	$(0.47)	$(0.99)	$(1.50)

Shares used to compute basic and diluted loss per share	37,256,496	15,244,718	28,824,417	14,187,885

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StemCells, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$8,471	$13,311
Marketable securities	13,901	3,281
Other current assets	1,669	796

Total current assets	24,041	17,388
Property, plant and equipment, net	1,375	2,055
Goodwill and other intangible assets, net	3,807	3,906
Other assets, non-current	947	1,856

Total assets	$30,170	$25,205

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	5,097	5,653
Fair value of warrant liability	9,265	6,042
Other non-current liabilities	1,823	2,785
Stockholders’ equity	13,985	10,725

Total liabilities and stockholders’ equity	$30,170	$25,205

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